CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  Piercing Pagoda, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-85192 and 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated May 8, 2000 relating to the consolidated balance sheets of Piercing
Pagoda, Inc. and subsidiaries as of March 31, 2000 and 1999, and related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report is included in the March 31, 2000 Annual Report on Form 10-K of Piercing Pagoda, Inc.

                                                      KPMG LLP

Allentown, Pennsylvania
June 23, 2000